Exhibit 4.13

CONFORMED COPY

SUBORDINATION STATEMENT – SUBORDINATED
SHAREHOLDER LOAN

Capitalized terms used in this Annex A have the meanings given to such terms in the Amended and Restated Subordinated Shareholder Loan Agreement (the “Agreement”) to which this statement is attached.

Lender acknowledges receipt of a copy of the Indenture and the form of the Notes and is familiar with the terms and conditions thereof.

In consideration of the Trustee entering into the Indenture, for itself and on behalf of the holders from time to time of the Notes (the “Holders”), and the initial Holders purchasing the Notes, the Lender does hereby as lender under the Agreement and the Loan irrevocably and unconditionally confirm and undertake to and agree with the Trustee, for itself and on behalf of the Holders, until all obligations to the Trustee and the Holders under the Indenture and any other documents ancillary thereto have been fully and indefeasibly discharged, that:

a)                            All of the Lender’s rights in connection with the Agreement, including the Loan thereunder, shall be subject in right of payment to the extent and in the manner hereinafter set forth and shall rank junior to and shall be subordinated to the rights of the Trustee and the Holders under the Indenture and the Notes, in each case until all obligations under the Indenture and the Notes are unconditionally and irrevocably fully paid or discharged in cash, and the Lender shall not be entitled to receive any payments under the Agreement, other than payments permitted pursuant to the immediately succeeding sentence, by way of principal, interest or otherwise, whether in cash, by transfer of assets or otherwise, as long as any amount is owing by Nordic or any Guarantor under the Indenture or the Notes. In accordance with section 1009(2)(c) of the Indenture, so long as no Default or Event of Default (as such terms are defined in the Indenture) has occurred and is continuing or would be caused thereby, the foregoing shall not prohibit payments of amounts due under the Loan, in an aggregate amount of up to the value of  payments of interest (and interest that has been capitalised) to be made in respect of the Tranche A Facility and the Tranche C Facility of the Mezzanine Facility (as such terms are defined in the Indenture), to be applied to such payment, provided that no such payment may be made by Nordic more than 7 days in advance of the date of such interest payment on the Tranche A Facility and the Tranche C Facility of the Mezzanine Facility becomes due and payable. Any payment received by us in connection with the Agreement, including the Loan, in violation of this commitment shall forthwith be paid to the Trustee on behalf of itself and the Holders for reduction of the amount outstanding under the Indenture and/or the Notes.

b)                           The Lender agrees that it will not, and does explicitly waive the right to, (i) declare any breach or default in connection with the Agreement, terminate the Agreement or accelerate the Loan or any part thereof or otherwise declare any of the Loan prematurely payable or due; (ii) declare bankruptcy of Nordic or commence any proceedings against Nordic in respect of the Agreement or the Loan, or enforce the Agreement or the Loan by attachment or execution or by initiating or supporting any proceeding or action in respect of the bankruptcy, insolvency, liquidation, dissolution, winding-up, administration, receivership or judicial reorganization of Nordic or any of its assets; (iii) take any action against any assets of Nordic or demand or receive any security in respect of the Agreement or the Loan; or (iv) commence any other action or proceeding against Nordic, or sue, claim, take or recover (including by exercising any right or set off) against Nordic, or obtain or enforce any judgment against Nordic, in respect of the Agreement or the Loan or any part thereof or take any other enforcement action in respect of the Agreement or the Loan or any part thereof.

c)                            The Lender hereby agrees that the subordination effected hereby shall be in addition to and shall not prejudice or affect any security or any right or remedy of the Trustee or the Holders in respect of the Indenture or the Notes whether from Nordic or any Guarantor or any other person nor shall the provisions hereof be prejudiced or affected by (i) any security or right or remedy of the Trustee or the Holders in respect of the Indenture or the Notes; (ii) any time or indulgence granted by the Trustee or the Holders to the Nordic or any Guarantor or to any other person; (iii) any variation, amendment, supplement or extension of the terms of any security in respect of the Indenture or the Notes, or any dealing with, exchange, release or invalidity of any such security; (iv) any arrangement or compromise made between the Trustee and/or the Holders and any of Nordic or the Guarantors

or any other person; (v) any omission on the part of the Trustee or any Holder to enforce any of their rights against any of Nordic or the Guarantors or any other person or any security; (vi) the filing for bankruptcy or insolvency proceedings in relation to Nordic and/or any Guarantor; and (vii) any other fact or circumstance whatsoever whether or not similar to any of the foregoing which could or might in any way diminish the Lender’s obligations hereunder or the rights of the Trustee or the Holders under this Subordination Statement or the remainder of the Agreement.

d)                           This Subordination Statement shall not restrict the right of the Lender to create any security interest over its rights and interests under the Agreement or to transfer or novate its rights and obligations under the Agreement to any person (for the avoidance of doubt such security interest or transferred or novated rights or obligations being subject to this Subordination Statement).

The Lender acknowledges and agrees that the Trustee, for itself and on behalf of the Holders, is intended to be a beneficiary of this Subordination Statement and that this statement is a contract for their benefit.

This Subordination Statement shall be governed by Swedish law with Stockholm district court as nonexclusive legal venue.

July 18, 2005

The Lender:

Concordia Bus Nordic Holding AB

By:

Name: Frode Larsen

Acknowledged and agreed:

The borrower:

Concordia Bus Nordic AB

By:

Name: Ragnar Norbäck

Acknowledged and agreed:

Concordia Bus AB (publ)

By:

Name: Frode Larsen

Acknowledged and agreed:

Deutsche Bank Trust Company Americas as trustee

By:

Name: Leigh Cobb	Clare Benson